UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2024

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement Offering

On March 3, 2024, Orgenesis Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (each an “Investor” and, collectively, the “Investors”), pursuant to which the Company agreed to issue and sell, in a private placement (the “Offering”), 2,272,719 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $1.03 per share (the “Shares”) and warrants to purchase up to 2,272,719 shares of Common Stock at an exercise price of $1.50 per share and warrants to purchase up to 2,272,719 shares of Common Stock at an exercise price of $2.00 per share (collectively, the “Warrants”). The Company received gross proceeds of approximately $2.3 million before deducting related offering expenses. The Company intends to use the proceeds of this financing primarily for general corporate purposes. The Offering closed on March 5, 2024.

Securities Purchase Agreement

The Purchase Agreement contains representations and warranties of the Company and the Investors, which are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on the Company’s part that are typical for transactions of this type.

Warrants

The Warrants entitle the holders to purchase up to an aggregate of 2,272,719 shares of Common Stock at an exercise price of $1.50 per share and up to an aggregate of 2,272,719 shares of Common Stock at an exercise price of $2.00 per share. The Warrants are exercisable immediately and expire five years from the date of issuance. Under the terms of the Warrants, the Company may not effect the exercise of any portion of any Warrant, and a holder will not have the right to exercise any portion of any Warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than a specified beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company.

The exercise price and the number of shares issuable upon exercise of the Warrants (the “Underlying Shares”) will be subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The Shares, Warrants and Underlying Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are being issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Each Investor is acquiring the securities for investment and acknowledged that it is an accredited investor as defined by Rule 501 under the Securities Act. The Shares, Warrants and Underlying Shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

The foregoing summaries of the Purchase Agreement and the forms of Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K and incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On March 4, 2024, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
4.1	Form of March 2024 Warrant with $1.50 exercise price
4.2	Form of March 2024 Warrant with $2.00 exercise price
10.1	Securities Purchase Agreement, dated March 3, 2024, by and among the Company and the Investors
99.1	Press Release, dated March 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: March 6, 2024	By:	/s/ Victor Miller
Victor Miller
Chief Financial Officer, Treasurer and Secretary